Exhibit 99.2

InnovaQor, Inc. (INQR) Interview

CEO Darrell Peterson – Uptick News – September 2023

Speakers: Matthew Dunehoo and Darrell Peterson

Dunehoo: On today’s show we are talking to a Company that has been on before, but today we are speaking to a new CEO for the first time since he assumed the role back in May. The Company is InnovaQor, Inc., that trades on the OTC market under the trading symbol INQR. InnovaQor creates innovative technology solutions that allow medical providers and facilities to effectively enhance their business and processes while protecting their assets and patient data. The new CEO of the Company is Darrell Peterson. Darrell, welcome, onto our show. We look forward to you giving us an update for InnovaQor and hearing your plans for the future.

Peterson: Thank you Mathew. It is a pleasure to be on your show and to have the opportunity to provide some updates for your audience and our shareholders.

Dunehoo: I know they are ready to hear it so I will go ahead and get right to it. First question, it’s been a while since the Company was last on the show. Would you please take a minute and remind us about exactly what InnovaQor does?

Peterson: Of course. InnovaQor owns a number of software solutions specific to the healthcare sector. These solutions include Electronic Health Records software focused on the substance abuse sector, diagnostics interpretation and laboratory information software as well as data mining and interpretation to assist healthcare facilities manage and improve efficiencies and cash flow. These solutions had millions of dollars invested in them, are fully developed and proven, and are marketed by us as a SAAS model.

Dunehoo: Excellent, thank you very much. That is an exciting suite of solutions in a very high growth sector as our audience will clearly understand. Can you tell us about your plans to build revenues?

Peterson: The majority of our revenue is currently generated from our Medical Mime product and provision of IT services. Medical Mime is an EHR product that is currently focused on the substance abuse sector. We are confident this solution is comparable, and better, with most of our competition and I believe this product offers the fastest route to increased and profitable revenues at this time. Our current cost basis can support a multiple of the number of customers we currently serve and we are currently focusing on adding new customers. Our other products also have an exciting opportunity for increased revenues and will have an increased focus on marketing going forward. All of our products will create an added value and be marketed as a component to an exciting new platform that we are building.

Dunehoo: You mentioned this new platform. I have seen your filings and press releases mentioning your plans to build this new platform. Now is the time when you can tell us more about this new platform, please.

Peterson: Matthew, this is probably the most exciting thing InnovaQor is working on. We have started to build a new platform under the brand name Curallo. It is a Medical Professional’s Network Communication Platform solely for the healthcare sector and will have a number of free and subscription features. We have engaged an external software development team back in April and expect to have a basic demonstration of our platform available in the next few weeks. We will start with a peer to peer communication platform for healthcare professionals and include an interactive service for live conferences and training as well as a recruitment matching service for short or longer-term needs. We have just launched a website at curallo.com to invite input from prospective users and will keep that updated with our progress and launch details.

Dunehoo: That’s good to know. It sounds exciting. So much going on. You’ve clearly got a busy time ahead. As we finish up today’s show can I ask you what message you would like our listeners to take away from the show?

Peterson: I would like your audience to understand that we have a significant foundation formed and secured, and have embarked on a project that could deliver unlimited opportunity for growth in the next few years. We are currently a fully reporting company listed on the OTC but have an ambition to become listed on a recognized stock exchange at the appropriate time in the future. Thank you for the opportunity to tell your listeners about InnovaQor.

Dunehoo: Absolutely Darrell, thanks for being with us today. My guest has been InnovaQor CEO, Darrell Peterson. Again, they trade on the OTC market under the trading symbol INQR. Darrell I’d like to thank you so much for coming on the show, with so much coming down the pike I hope to have you back with us very soon for an update.

Peterson: Very well. Thank you and thanks to your audience.